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                               [KPMG LETTERHEAD]

        2300 West Sahara Avenue
        Suite 300, Box 28
        Las Vegas, NV 89102

                                                                    EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
MGC Communications, Inc.:

We consent to the incorporation by reference in the Form S-8 Registration Statement (No. 333-79863) of MGC Communications, Inc., to be filed on or about September 8, 1999, of our report dated August 18, 1997, with respect to the statements of operations, stockholders' equity and cash flows of MGC Communications, Inc. for the year ended December 31, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of MGC Communications, Inc.

                                      KPMG LLP


Las Vegas, Nevada
September 8, 1999